Exhibit 2.1


                   ACQUISITION AGREEMENT AND PLAN OF MERGER


This ACQUISITION AND PLAN OF MERGER AGREEMENT ("Agreement") is made on this 26 day of October, 2007 by and among BASIC SERVICES, INC. a Nevada corporation (the "Parent"), Adrenalina, a Nevada Corporation (the "Dissolving Corporation") and LQD Adrenalina, LLC and its subsidiaries, a Florida Limited Liability Company (the "LLC").

RECITALS:

A. Parent is a corporation formed under the laws of the State of Nevada pursuant to Articles of Incorporation filed with the Nevada Secretary of State on March 28, 2007 (the "Articles of Incorporation").

B. The Dissolving Corporation is a Nevada Corporation formed under the laws of the State of Nevada on September 6, 2007, as a subsidiary of Basic Services, Inc..

C. The LLC is a Limited Liability Company formed under the laws of the State of Florida pursuant to Articles of Organization filed with the Florida Secretary of State on September 13, 2004.

D. The respective Boards of Directors of the Parent and the majority shareholders of the Parent have determined that a merger of the LLC with and into the Dissolving Corporation and the Merger of the Dissolving Corporation with and into the Parent (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, would be fair and in the best interests of its respective shareholders, and its Board of Directors has approved such Merger, pursuant to which the Units of the LLC ("LLC Units") issued and outstanding immediately prior to the Effective Date of the Merger (as defined herein) will be exchanged for shares of the Dissolving Corporation which will be converted into shares of the Capital Stock of the Parent ("Parent Capital Stock").

E. The respective Boards of Directors of the Dissolving Corporation and the majority shareholders of the Dissolving Corporation have determined that a merger of the LLC with and into the Dissolving Corporation and the Merger of the Dissolving Corporation with and into the Parent (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, would be fair and in the best interests of its respective shareholders, and its Board of Directors has approved such Merger, pursuant to which the LLC Units issued and outstanding immediately prior to the Effective Date of the Merger (as defined herein) will be exchanged for shares of the Dissolving Corporation which will be converted into shares of the Parent Capital Stock.





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F. The respective Managing Member of the LLC and as well as one hundred percent
(100%) of the holders of the LLC Units (the "LLC Unit Holders") have determined that the Merger, upon the terms and subject to the conditions set forth in this Agreement, would be fair and in the best interests of the LLC Unit Holders, and its Managing Member has approved the Merger.

G. The Parent, Dissolving Corporation, and the LLC desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

H. For federal income tax purposes, the parties intend that the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

I. DEFINITIONS

When used in this Agreement (and any Exhibits and Schedules in which terms are not otherwise defined), the following terms shall have the following meanings:

1.01 Capital Stock

"Capital Stock" shall mean the outstanding shares of common stock, $0.001 par value, of Parent or Dissolving Corporation.

1.02 Certificate of Merger

"Certificate of Merger" shall mean a Certificate of Merger in substantially the form attached to this Agreement as Exhibit A and to be filed with the States of Nevada and Florida.

1.03 Closing

"Closing" shall mean the closing of the transactions contemplated by this Agreement.

1.04 Effective Date

"Effective Date" shall mean the later date of which the Certificate of Merger is properly filed with the Secretaries of State of Florida and Nevada as required under the applicable provisions of the law of such jurisdictions, or such later date as may be agreed by the parties and set forth in the Certificate of Merger.

1.05 LLC Unit

"LLC Unit" shall mean a unit of membership interest in the LLC.



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1.06 Surviving Corporation

"Surviving Corporation" shall mean the Parent from and after the Effective Date, which shall remain a Parent organized under the laws of the State of Nevada and Nevada Statutes.

1.07 Material Adverse Change

"Material Adverse Change" or "Material Adverse Effect" means, when used in connection with the LLC or Parent, any change or effect that either individually or in the aggregate with all other such changes or effects is materially adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of such party and its subsidiaries taken as a whole (after giving effect in the case of Parent to the consummation of the Merger).

1.08 Person

"Person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

1.09 Subsidiary

A "Subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) is owned directly or indirectly by such first person.

II. THE MERGER

2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Nevada Corporations Code (the "Nevada Statutes") and Florida Revised Statutes (the "Florida Statutes"), the LLC shall be merged with and into the Dissolving Corporation and the Dissolving Corporation shall be merged into the Parent at the Effective Date of the Merger. At the Effective Date of the Merger, the separate existence of the LLC and the Dissolving Corporation shall cease, and the Parent shall continue as the surviving corporation (the "Surviving Corporation") and shall change its name to Adrenalina, Inc. by filing an amendment to its Articles of Incorporation with the Secretary of State of Nevada.

2.02 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section
9.1 and subject to the satisfaction or waiver of the conditions set forth in
Article IV, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on the business day after satisfaction of the conditions set forth in
Article IV (or as soon as practicable thereafter following satisfaction or waiver of the conditions set forth in Article IV) (the "Closing Date"), at the Law Offices of Thomas C. Cook, 500 N. Rainbow, Suite 300, Las Vegas, NV, unless another date, time or place is agreed to in writing by the parties hereto.

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2.03 Procedure for Closing.

At or prior to Closing, the following will occur:

(a) The LLC Unit Holders shall surrender the certificates evidencing one hundred percent (100%) of the LLC Units, duly endorsed with Medallion Guaranteed stock powers attached and all Units of the LLC issued and outstanding immediately prior to the Effective Date of the Merger, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such LLC Units shall cease to have any rights with respect thereto, except the common shares of the Surviving Corporation to be issued in consideration therefore upon surrender of such certificate representing LLC Units.

(b) The shareholders of the Dissolving Corporation shall surrender the certificates evidencing one hundred percent (100%) of the Dissolving Corporation's Capital Stock, duly endorsed with Medallion Guaranteed stock powers attached and all Capital Stock of the Dissolving Corporation issued and outstanding immediately prior to the Effective Date of the Merger, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Capital Stock of the Dissolving Corporation shall cease to have any rights with respect thereto, except the common shares of the Surviving Corporation to be issued in consideration therefore upon surrender of such certificate representing Capital Stock of the Dissolving Corporation.

(c) The Dissolving Corporation will issue and deliver eighteen million (18,000,000) shares of its Capital Stock to the Parent representing Shares issued in exchange for one hundred percent (100%) of the LLC Units. The parent will then issue and deliver eighteen million (18,000,000) of the Parent's Capital Stock, as set forth hereof in accordance with this agreement in exchange for the Dissolving Corporation's shares.

(d) Directors. The directors of the Parent shall resign and Ilia Lekach, Jeffrey Geller, Bryan Feldman and Joseph Bouhadana shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(e) Officers. At Closing, the officers of the Parent shall resign and the officers nominated by the LLC shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The board will appoint Ilia Lekach as Chairman and CEO; Jeffrey Geller as President, CFO, and COO; Yonatan Feldman as Chief Technology Officer; and Jonathan Abenhaim as Senior VP of Media Operations.







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(f) At Closing, the Surviving Company will issue 353,000 unregistered shares to
Gilford Securities, New York, NY to be paid as referral fee compensation for the introduction to LQD Adrenalina, LLC. The two largest shareholders of Basic Services, Inc. have agreed to pay Gilford Securities the sum of Thirty Thousand ($30,000) Dollars for the introduction, and the Parent has agreed to transfer the assets, any intellectual property and liabilities to the two largest shareholders of Basic Services, Inc.


2.04 Effective Date of Merger. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article IV, the parties shall file Articles of Merger with the respective Secretaries of State of Florida and Nevada (the "Articles of Merger") executed in accordance with the relevant provisions of the Nevada and Florida Statutes shall make all other filings or recordings required under such Statutes. The Merger shall become effective at the later of such date as the Articles of Merger are duly filed with the Secretaries of State of Nevada and Florida, or at such other time as is permissible in accordance with the Nevada and Florida Statutes and as the Parent and the LLC shall agree (the time the Merger becomes effective being the "Effective Date of the Merger"). Parent shall use reasonable efforts to have the Closing Date and the Effective Date of the Merger to be the same day.

2.05 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of Nevada and Florida Statutes.

2.06 Articles of Incorporation; Bylaws; Purposes.

(a) The Certificate of Incorporation of the Parent in effect immediately prior to the Effective Date of the Merger shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

(b) The Bylaws of the Parent in effect at the Effective Date of the Merger shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

(c) The purposes of the Surviving Corporation and the total number of its authorized capital stock shall be as set forth in the Certificate of Incorporation of the Parent in effect immediately prior to the Effective Date of the Merger until such time as such purposes and such number may be amended as provided in the Certificate of Incorporation of the Surviving Corporation and by applicable law.










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III. EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

3.01 Effect on Capital Stock. As of the Effective Date of the Merger, by virtue of the Merger and without any action on the part of the holders of the LLC Units:

(a) Exchange. At closing, each LLC Unit issued and outstanding immediately prior to the Effective Date of the Merger shall be converted so than one and eight tenths (1.8) shares of Dissolving Corporation's Capital Stock is issued for each one (1) LLC Unit held and which shall be exchanged into the Parent's Capital Stock at a ratio of one (1) share of the Dissolving Corporation's stock for one (1) share of Parent's Capital Stock ("the Merger Consideration"). Upon Closing the newly issued Capital Stock of the Parent shall be the issued and outstanding capital stock of the Surviving Corporation. After the issuance of the Merger Consideration the Surviving Corporation shall have 18,353,000 shares of its Capital Stock outstanding.

(b) No fractional Stock shall be issued in the Merger. If the product of the number of shares a LLC shareholder holds immediately prior to the Closing multiplied by the exchange ratio would result in the issuance of a fractional share of Dissolving Corporation's Capital Stock, that product will be rounded down to the nearest whole number of shares of Dissolving Corporation's Capital Stock and be exchanged for Parent Capital Stock if it is equal to or less than the fraction of one-half (.5) of one Parent Capital Stock or round up to the nearest whole number of shares of Parent Capital Stock if the said product is greater than the fraction of one-half (.5) of one Parent Capital Stock.

(c) If at any time after the Effective Date, the Surviving Corporation considers or is advised that any other actions or things are necessary or desirable (a) to vest, perfect, or confirm of record or otherwise in the LLC its right, title, or interest in, to, or under any of the rights, properties, or assets of the LLC or (b) to otherwise carry out the provisions of this Agreement, the Surviving Corporation is authorized, in the name and on behalf of the LLC, to execute and deliver all proper deeds, assignments, confirmations, and assurances in law, and do all such actions as may be necessary or desirable to vest, perfect, or confirm in the Surviving Corporation all rights, title, and interests in, to, and under such rights, properties, or assets or to otherwise carry out this Agreement.

(d) The present Officers and Directors of Parent will cooperate and sign an undertaking to assist the Surviving Corporation in all respects disclosing the transactions set forth herein and other information required by the Securities Act of 1933.









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(e) After the Effective Date of the Merger, there shall be no further transfer on the records of the LLC of certificates representing the LLC Units and there shall be no further transfer on the records of the Dissolving Corporation of certificates representing the Securities of the Dissolving Corporation. If any certificate for such Parent Capital Stock is to be issued in a name other than that in which the certificate for Dissolving Corporation's or the LLC Securities surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such exchange shall pay to Parent or its transfer agent any transfer or other taxes or other costs required by reason of the issuance of certificates for such Parent Capital Stock in a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of Parent or its transfer agent that all taxes have been paid.

(f) No Further Ownership Rights in Dissolving Corporation's Capital Stock. All shares of Parent Capital Stock issued upon the surrender of the Dissolving Corporation's Capital Stock in accordance with the terms of this Article III shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the Dissolving Corporation's Capital Stock theretofore represented by such certificates.

(g) No Further Ownership Rights in LLC Units. All shares of Dissolving Corporation's Capital Stock issued upon the surrender of the LLC Units in accordance with the terms of this Article III shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the LLC Units theretofore represented by such certificates.

(h) Closing. One hundred percent (100%) of the Certificates representing the LLC Units shall be delivered to Dissolving Corporation for cancellation and one hundred percent (100%) of the Certificates representing the Dissolving Corporation's shares shall be delivered to Parent for cancellation.

IV. CONDITIONS PRECEDENT TO THE OBLIGATION OF THE LLC TO CLOSE

The obligation of the LLC to complete the Closing is subject, at the option of the LLC, to the fulfillment on or prior to the Closing Date of the following Conditions, any one or more of which may be waived by the LLC and Shareholders in writing:

4.01 Representations and Covenants. The representations and warranties of the Parent and Dissolving Corporation contained in this Agreement shall be true in all respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Parent and Dissolving Corporation shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by the Parent and Dissolving Corporation on or prior to the Closing Date.





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4.02 Governmental Permits and Approvals in Corporate Resolutions. Any and all
permits and approvals from any governmental or regulatory body required for the lawful consummation of the Closing shall have been obtained. The Board of Directors of Parent shall have approved the transactions contemplated by this Agreement, and Parent and Dissolving Corporation shall have delivered to the LLC, if requested, resolutions by their respective Board of Directors certified by the Secretary of Parent or Dissolving Corporation authorizing the transactions contemplated by this Agreement.

4.03 Satisfactory Business Review. The LLC and their representatives shall have completed the review of the business of Parent and Dissolving Corporation contemplated by this Agreement, that none of the information revealed thereby or in the Financial Statements has resulted in, or in the opinion of them may result in, an adverse change in the assets, properties, business, operations or condition (financial or otherwise) of Parent or Dissolving Corporation.

4.04 No Material Adverse Change. Between the date of this Agreement and the Closing Date: (a) there shall have been no material adverse change to Parent or Dissolving Corporation or their respective business, financial position, or results of operation excluding events which affect companies business generally; (b) there shall have been no adverse federal, state, or local legislative or regulatory change affecting in any material respect the services, products or business of Parent or Dissolving Corporation; and (c) none of the properties or assets of Parent or Dissolving Corporation or its subsidiaries shall be damaged by fire, flood, casualty, act of God or the public enemy or other cause (regardless of insurance coverage for such damage) which damage may, in the opinion of LLC have a material adverse affect on Parent.

4.05 Litigation. No action, suit, or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body, to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages or a discovery order in connection with such transactions, or which has or may have, in the opinion of the Dissolving Corporation, Parent and their Shareholders, a material adverse affect on the assets, properties, business, operations, or condition (financial or otherwise) of Parent or Dissolving Corporation.

4.06 Parent will obtain Majority Shareholder approval for the Merger prior to Closing.

4.07 Review of Financial Statements. The LLC designated representatives shall complete a satisfactory review of Financial Statements of Parent and Dissolving Corporation immediately prior to Closing in accordance with the provisions herein.







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4.08 Financial Condition. Parent shall have no assets and no liabilities at the time of Closing.

4.09 Mark DeStefano, an individual shareholder of the Parent shall deliver certificates of the Parent representing an aggregate of 9,773,750 shares of the Capital Stock of the Parent with medallion guaranteed stock powers attached along with irrevocable instructions to the transfer agent to cancel such certificates and upon such cancellation immediately prior to Closing Parent will have 1,100,000 shares of its Capital Stock outstanding.

4.10 Dissolving Corporation shall have conducted no operations, had no activity and have not issued or undertaken any obligation to issue any securities of any nature other than in connection with the Merger as set forth herein.

4.11 Other Documents. Parent and Dissolving Corporation shall have delivered such other documents, instruments, and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement or which may reasonably be requested in furtherance of the provisions of this Agreement.

4.12 Agreement. The officers of Parent and Dissolving Corporation shall have delivered to LLC duly executed copies of this Agreement and the Certificate of Merger as required by applicable law.

4.13 Shareholder Approval. This Agreement and the transactions contemplated by this Agreement shall have been approved by one hundred percent (100%) of the Unit Holders of the LLC, one hundred percent (100%) of the Shareholders of the Dissolving Corporation, and by the majority of the Shareholders of the Parent.

4.14 No Outstanding Opinions. Immediately before the Closing, there shall be no options, warrants, or other securities or agreements outstanding for the purchase of any Capital Stock or other interest in Parent.

4.15 Other Legal Requirements. All statutory and other legal requirements for the valid consummation of the Merger shall have been fulfilled. No law or regulation shall have passed or been enacted that would prevent the consummation of the transactions contemplated by this Agreement.

4.16 Financial Condition. Dissolving Corporation shall have no assets and no liabilities at the time of Closing.

V. DOCUMENTS TO BE FURNISHED TO LLC BY PARENT AND DISSOLVING CORPORATION

(a) Certified copies of resolutions of the Parent and Dissolving Corporation approving and authorizing the execution, delivery and performance of this Agreement and authorizing all of the necessary and proper action to enable Parent and Dissolving Corporation to comply with the terms of this Agreement.

(b) The Corporate Book of Parent and Dissolving Corporation.

(c) A list of the states where Parent and Dissolving Corporation are qualified to do business.

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(d) A list of the authorized and outstanding securities of Parent and
Dissolving Corporation certified by their transfer agents dated within two days prior to Closing.

(e) A list of the officers and directors of Parent and Dissolving Corporation.

(f) Copies of the Articles of Incorporation and bylaws currently in effect of Parent and Dissolving Corporation.

(g) Copies of all contracts, agreements or commitments in which Parent or Dissolving Corporation is a party.

(h) A list of all fringe benefit plans and programs applying to employees of Parent and Dissolving Corporation including but not limited to, pension, profit sharing, life insurance, medical, bonus, incentive and similar plans and the approximate annual cost of each.

(i) A list of all employees of Parent and Dissolving Corporation.

(j) A list of all letters, patents, patent applications, inventions upon which patent application have not yet been filed, trade names, trademarks, trademark registrations and applications, copyrights, copyright registrations, both domestic and foreign presently owned by Parent and Dissolving Corporation together with the corporate owner.

(k) Copies of all financing or loan agreements, mortgages or similar agreements to which Parent and Dissolving Corporation are a party.

(l) A list of all Parent's and Dissolving Corporation's bank accounts, brokerage accounts, safety deposit boxes, with the authorized signers indicated.

(m) Copies of all powers of attorney granted by Parent or Dissolving
Corporation.

(n) A list of each insurance policy owned by Parent, with the name of the insurance carrier, the policy number, a brief description of the coverage, the annual premium, the corporate owner and any claims pending.

(o) A certificate from the Chief Executive Officer of Parent and Dissolving Corporation, to the effect that all representations and warranties of Parent and Dissolving Corporation made under this Agreement are true and correct as of the Closing, the same as though originally given to LLC on said date.

(p) Such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement.

(q) Corporate minutes and/or resolutions reflecting the Resignations and Appoints set forth in Section 2.03 (c) and (d).

(t) The irrevocable transfer agent instruction set forth in Section 4.09 hereof, requesting the cancellation of 9,773,750 Capital Stock of Parent.

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VI. REPRESENTATIONS AND WARRANTIES

6.01 Representations and Warranties of the LLC. Except as set forth in the LLC Disclosure Schedule the LLC represents and warrants to Parent as follows:

(a) Organization, Standing and Corporate Power. The LLC is a Florida Limited Liability Company duly organized, validly existing and in good standing under the laws of the State of Florida and has the requisite organizational power and authority to carry on its business as now being conducted. The LLC is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect (as defined in Section 1.7) with respect to the LLC.

(b) Subsidiaries. The LLC has the subsidiaries listed on the LLC Disclosure Schedule.

(c) Capital Structure. The members equity of the LLC consists of ten million (10,000,000) Units of the LLC'S Membership Interests which are issued and outstanding and held by twenty-seven (27) equity members. Except as set forth herein the LLC has no other securities of any nature issued, reserved for issuance or outstanding. All outstanding LLC Units are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of the LLC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which members of the LLC may vote. There are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the LLC is a party or by which it is bound obligating the LLC to issue, deliver or sell, or cause to be issued, delivered or sold, additional LLC Units or other equity or voting securities of the LLC or obligating the LLC to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of the LLC to repurchase, redeem or otherwise acquire or make any payment in respect of any LLC Units or securities of the LLC. There are no agreements or arrangements pursuant to which the LLC is or could be required to register the LLC Units or other securities under the Securities Act of 1933, as amended (the "Securities Act") or other agreements or arrangements with or among any holders of the LLC Units or with respect to any securities of the LLC.









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(d) Authority; Noncontravention.  The LLC has the requisite power and authority to enter into this Agreement and to consummate the Merger. The execution and delivery of this Agreement by the LLC and the consummation by the LLC of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the LLC. This Agreement has been duly executed and delivered by the LLC and constitutes a valid and binding obligation of the LLC, enforceable against the LLC in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of the LLC, except, with respect to this Agreement, for the filing of the Articles of Merger with the Secretaries of State of Nevada and Florida.

(e) Absence of Certain Changes or Events. Since September 13, 2004 (inception) the LLC has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been: (i) any material adverse change with respect to the LLC; (ii) any condition, event or occurrence which individually or in the aggregate could reasonably be expected to have a material adverse effect or give rise to a material adverse change with respect to the LLC; (iii) any event which, if it had taken place following the execution of this Agreement, would not have been permitted under the terms of this Agreement without prior consent of Parent; or (iv) any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of the LLC to consummate the transactions contemplated by this Agreement.

(f) Litigation; Labor Matters; Compliance with Laws.

(g) There is no suit, action or proceeding or investigation pending or, to the knowledge of the LLC, threatened against or affecting the LLC or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to the LLC or prevent, hinder or materially delay the ability of the LLC to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the LLC having, or which, insofar as reasonably could be foreseen by the LLC, in the future could have, any such effect.

(ii) The conduct of the business of the LLC complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto.

(h) Environmental Matters. The LLC is in compliance with all applicable Environmental Laws. "Environmental Laws" means all applicable federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law relating in any manner to contamination, pollution or protection of human health or the environment, and similar state laws.

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(i) Material Contract Defaults.  The LLC is not, or has not, received any notice or has any knowledge that any other party is, in default in any respect under any Material Contract; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default. For purposes of this Agreement, a Material Contract means any contract, agreement or commitment that is effective as of the Closing Date to which the LLC is a party (i) with expected receipts or expenditures in excess of $100,000, (ii) requiring the LLC to indemnify any person, (iii) granting exclusive rights to any party, (iv) evidencing indebtedness for borrowed or loaned money in excess of $100,000 or more, including guarantees of such indebtedness, or (v) which, if breached by the LLC in such a manner would (A) permit any other party to cancel or terminate the same (with or without notice of passage of time) or (B) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from the LLC or (C) give rise to a right of acceleration of any material obligation or loss of any material benefit under any such contract, agreement or commitment.

(j) Properties. The LLC has good, clear and marketable titles to all the tangible properties and tangible assets reflected in the latest balance sheet as being owned by the LLC or acquired after the date thereof which are, individually or in the aggregate, material to the LLC's business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all material liens.

(k) Trademarks and Related Contracts. To the knowledge of the LLC:

(l) As used in this Agreement, the term "Trademarks" means trademarks, service marks, trade names, Internet domain names, designs, slogans, and general intangibles of like nature; the term "Trade Secrets" means technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies; the term "Intellectual Property" means patents, copyrights, Trademarks, applications for any of the foregoing, and Trade Secrets; the term "Company License Agreements" means any license agreements granting any right to use or practice any rights under any Intellectual Property (except for such agreements for shrink-wrap or click wrap software or other off-the-shelf products that are generally available for less than $25,000), and any written settlements relating to any Intellectual Property, to which the LLC is a party or otherwise bound; and the term "Software" means any and all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code.

(ii) To the knowledge of the LLC, none of the LLC's Intellectual Property, Software or Company License Agreements infringe upon the rights of any third party that may give rise to a cause of action or claim against the LLC or its successors.

(m) Tax Returns and Tax Payments. LLC has timely filed all tax returns required to be filed by them, have paid all taxes shown thereon to be due and have provided adequate reserves in their financial statements for any taxes that have not been paid, whether or not shown as being due on any returns. No material claim for unpaid taxes have been made or become a lien against the property of LLC or is being asserted against LLC, no audit of any tax return of LLC is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any taxes has been granted by LLC and is currently in effect.


(n) Manager. The Managing Member of the LLC has determined that the terms of the Merger are fair to and in the best interests of the Unit Holders of the LLC and recommended that the holders of the LLC Units approve the Merger.

(o) Required LLC. The Holders of one hundred percent (100%) of the LLC Units will approve the Merger (the "LLC Unit Holder Approval").

6.02 Representations and Warranties of Parent and Dissolving Corporation. Except as set forth in the disclosure schedule delivered by Parent to the LLC at the time of execution of this Agreement (the "Parent Disclosure Schedule"), Parent and Dissolving Corporation represents and warrants to the LLC as follows:

(a) Organization, Standing and Corporate Power. Parent and Dissolving Corporation are (or at Closing will be) duly organized, validly existing and in good standing under the laws of the State of Nevada, as is applicable, and has the requisite corporate power and authority to carry on its business as now being conducted. Parent and Dissolving Corporation are duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect with respect to Parent.

(b) Subsidiaries. The only direct or indirect subsidiaries of Parent and Dissolving Corporation are listed in the Parent Disclosure Schedule (the "Parent Subsidiaries"). All the outstanding shares of capital stock of each such Parent Subsidiary which is a corporation have been validly issued and are fully paid and nonassessable and, except as set forth in the Parent Disclosure Schedule, are owned (of record and beneficially) by Parent, free and clear of all Liens. Except for the capital stock of its subsidiaries, which are corporations, Parent does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, business association, joint venture or other entity.

(c) Capital Structure. The authorized capital stock of Parent consists of 70,000,000 shares of Parent Capital Stock, $0.001 par value, of which 10,873,750 shares of Parent Capital Stock are issued and outstanding prior to the cancellation of 9,773,750 Capital Shares of Parent as set forth in 4.09 hereof. At Closing, immediately prior to the issuance of the Merger Consideration to the LLC Unit Holders, the Parent will have 1,100,000 shares of the Capital Stock outstanding. The authorized capital stock of Dissolving Corporation consists of eighteen million (18,000,000) shares of Capital Stock and no preferred stock of which eighteen million (18,000,000) will be issued to the LLC Unit Holders and cancelled in exchange for eighteen million (18,000,000) shares of Capital Stock of Parent.

The Parent is also authorized to issue 5,000,000 shares of preferred stock, $0.001 par value, none of which is issued and outstanding. Except as set forth herein, no shares of capital stock or other equity securities of Parent are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Parent are, and all shares which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and, not subject to preemptive rights, and issued in compliance with all applicable state and federal laws concerning the issuance of securities. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) of the Parent. There are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent is a party or by which any of them is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other securities of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock or other Securities of Parent or any of its subsidiaries.

(d) Authority; Noncontravention. Parent and Dissolving Corporation have all requisite corporate authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated by this Agreement has been (or at Closing will have been) duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by and constitutes a valid and binding obligation of Parent, enforceable in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of Parent or any of its subsidiaries under, (i) the Articles of Incorporation or bylaws of Parent or the comparable charter or organizational documents of any other subsidiary of Parent, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent, or any subsidiary of Parent or their respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to Parent or any subsidiary of Parent or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or liens that individually or in the aggregate could not have a material adverse effect with respect to Parent or could not prevent, hinder or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Parent or any subsidiary of Parent in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent, as the case may be, of any of the transactions contemplated by this Agreement, except for the filing of the Articles of Merger with the Secretaries of State of Nevada and Florida, as required, and such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices as may be required under the "blue sky" laws of various states.

(e) S.E.C. Documents; Undisclosed Liabilities. Parent has filed all reports, schedules, forms, statements and other documents as required by the Securities and Exchange Commission (the "S.E.C.") and Parent has delivered or made available to the LLC all reports, schedules, forms, statements and other documents filed with the S.E.C. (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Parent S.E.C. Documents"). The Parent S.E.C. Documents complied in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as the case may be, and the rules and regulations of the S.E.C. promulgated thereunder applicable to such Parent S.E.C. documents, and none of the Parent S.E.C. Documents (including any and all consolidated financial statements included therein) as of such date contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent revised or superseded by a subsequent filing with the S.E.C. (a copy of which has been provided to the LLC prior to the date of this Agreement), none of the Parent S.E.C. Documents contains any untrue statement of a material fact or omits to state any material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in such Parent S.E.C. Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the S.E.C. with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-QSB of the S.E.C.) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of operations and changes in cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments as determined by Parent's independent accountants). Except as set forth in the Parent S.E.C. Documents, at the date of the most recent audited financial statements of Parent included in the Parent S.E.C. Documents, neither Parent nor any of its subsidiaries had, and since such date neither Parent nor any of such subsidiaries has incurred, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to Parent.

(f) Absence of Certain Changes or Events. Except as disclosed in the Parent S.E.C. Documents, since the date of the most recent financial statements included in the Parent S.E.C. Documents, Parent and Dissolving Corporation have conducted their business only in the ordinary course consistent with past practice in light of its current business circumstances, and there is not and has not been: (i) any material adverse change with respect to Parent; (ii) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to have a material adverse effect or give rise to a material adverse change with respect to Parent; (iii) any event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 7.01 without the prior consent of the LLC; or (iv) any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement.

(g) Litigation; Labor Matters; Compliance with Laws.

(i) There is no suit, action or proceeding or investigation pending or, to the knowledge of Parent and Dissolving Corporation, threatened against or affecting Parent or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to Parent or prevent, hinder or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent having, or which, insofar as reasonably could be foreseen by Parent, in the future could have, any such effect.

(ii) Parent and Dissolving Corporation are not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving it pending or, to its knowledge, threatened, any of which could have a material adverse effect with respect to Parent.

(iii) The conduct of the business of Parent and Dissolving Corporation complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto.

(h) Benefit Plans. Parent and Dissolving Corporation are not parties to any Benefit Plan under which Parent or Dissolving Corporation currently has an obligation to provide benefits to any current or former employee, officer or director of Parent or Dissolving Corporation.

(i) Certain Employee Payments. Parent and Dissolving Corporation are not parties to any employment agreement which could result in the payment to any current, former or future director or employee of Parent or Dissolving Corporation of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee or director as a result of the transactions contemplated by this Agreement, whether or not (i) such payment, acceleration or provision would constitute a "parachute payment" (within the meaning of Section 280G of the Code), or (ii) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

(j) Tax Returns and Tax Payments. Parent and Dissolving Corporation have timely filed all tax returns required to be filed by them, have paid all taxes shown thereon to be due and have provided adequate reserves in their financial statements for any taxes that have not been paid, whether or not shown as being due on any returns. No material claim for unpaid taxes have been made or become a lien against the property of Parent or Dissolving Corporation or is being asserted against Parent or Dissolving Corporation, no audit of any tax return of Parent or Dissolving Corporation is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any taxes has been granted by Parent or Dissolving Corporation and is currently in effect.

(k) Environmental Matters. Parent is in compliance with all applicable Environmental Laws.

(l) Material Contract Defaults. Parent and Dissolving Corporation are not, or have not, received any notice or has any knowledge that any other party is, in default in any respect under any Material Contract; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default. For purposes of this Agreement, a Material Contract means any contract, agreement or commitment that is effective as of the Closing Date to which Parent is a party (i) with expected receipts or expenditures in excess of $10,000, (ii) requiring Parent to indemnify any person, (iii) granting exclusive rights to any party, (iv) evidencing indebtedness for borrowed or loaned money in excess of $10,000 or more, including guarantees of such indebtedness, or (v) which, if breached by Parent in such a manner would (A) permit any other party to cancel or terminate the same (with or without notice of passage of time) or (B) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from Parent or (C) give rise to a right of acceleration of any material obligation or loss of any material benefit under any such contract, agreement or commitment.

(m) Properties. Parent and Dissolving Corporation have good, clear and marketable title to all the tangible properties and tangible assets reflected in the latest balance sheet as being owned by Parent or Dissolving Corporation or acquired after the date thereof which are, individually or in the aggregate, material to Parent's or Dissolving Corporation's businesses (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all material liens.

(n) Trademarks and Related Contracts.

(i) Dissolving Corporation has no Intellectual Property.

(ii) As used in this Agreement, the term "Parent License Agreements" means any license agreements granting any right to use or practice any rights under any Intellectual Property (except for such agreements for shrink-wrap or click wrap software or other off-the-shelf products that are generally available for less than $25,000), and any written settlements relating to any Intellectual Property, to which Parent is a party or otherwise bound.

(iii) To the knowledge of Parent, none of Parent's Intellectual Property, Software or Parent License Agreements infringe upon the rights of any third party that may give rise to a cause of action or claim against Parent or its successors.

(o) Board Recommendation. The Board of Directors of Parent has unanimously determined that the terms of the Merger are fair to and in the best interests of the shareholders of Parent.

(p) Majority Shareholder Recommendation. The majority of shareholders of the Parent representing eighty-seven percent (87%) of the issued and outstanding shares determined that the terms of the Merger are fair to and in the best interests of the shareholders of Parent.

VII. COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER

7.01 Conduct of Parent and Dissolving Corporation. From the date of this Agreement and until the Effective Date, or until the prior termination of this Agreement, the Parent and Dissolving Corporation shall not, unless mutually agreed to in writing:

(a) engage in any transaction, except in the normal and ordinary course of business, or create or suffer to exist any lien or other encumbrance upon any of their respective assets or which will not be discharged in full prior to the Effective Date;

(b) sell, assign or otherwise transfer any of their assets, or cancel or compromise any debts or claims relating to their assets, other than for fair value, in the ordinary course of business, and consistent with past practice;

(c) fail to use reasonable efforts to preserve intact their present business organizations, keep available the services of their employees and preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others, to the end that its good will and on-going business not be impaired prior to the Effective Date;

(d) except for matters related to complaints by former employees related to wages, suffer or permit any material adverse change to occur with respect to Company and Parent or their business or assets; or

(e) make any material change with respect to their business in accounting or bookkeeping methods, principles or practices, except as required by GAAP.

VIII. ADDITIONAL AGREEMENTS

8.01 Meetings of LLC Unit Holders. The LLC will, as promptly as practicable following the execution of this Agreement, call, give notice of, convene and hold a meeting of its Unit Holders (the "Shareholders Meeting") for the purpose of approving this Agreement and the transactions contemplated by this Agreement or obtain the unanimous written consent of its Unit Holders for the same aforementioned purpose.

8.02 Access to Information; Confidentiality.

(a) The LLC shall, and shall cause its officers, employees, counsel, financial advisors and other representatives to, afford to Parent and its representatives reasonable access during normal business hours during the period prior to the Effective Date of the Merger to its properties, books, contracts, commitments, personnel and records and, during such period, the LLC shall, and shall cause its officers, employees and representatives to, furnish promptly to Parent all information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request. For the purposes of determining the accuracy of the representations and warranties of the LLC set forth herein and compliance by the LLC of its obligations hereunder, during the period prior to the Effective Date of the Merger, Parent shall provide the LLC and its representatives with reasonable access during normal business hours to its properties, books, contracts, commitments, personnel and records as may be necessary to enable the LLC to confirm the accuracy of the representations and warranties of Parent set forth herein and compliance by Parent of their obligations hereunder, and, during such period, Parent shall, and shall cause its subsidiaries, officers, employees and representatives to, furnish promptly to the LLC upon its request
(i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request. Except as required by law, Parent will hold, and will cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence.

(b) No investigation pursuant to this Section 8.02 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

8.03 Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement. Parent, and the LLC will use their best efforts and cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement or any put right under any agreement) under any applicable law or regulation or from any governmental authorities or third parties, including parties to loan agreements or other debt instruments and including such consents, approvals, waivers, permits or authorizations as may be required to transfer the assets and related liabilities of the LLC to the Surviving Corporation in the Merger, in connection with the transactions contemplated by this Agreement, and (ii) in promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, permits or authorizations. Parent and the LLC shall mutually cooperate in order to facilitate the achievement of the benefits reasonably anticipated from the Merger.

8.04 Public Announcements. Parent, on the one hand, and the LLC, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or court process. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof. Notwithstanding the foregoing, Company may disclose the contemplated Merger in letters to the LLC's optionees for purposes of fulfilling the LLC's obligations under the LLC Option Plan to the said optionees.

8.05 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

8.06 No Solicitation. Except as previously agreed to in writing by the other party, neither Company or Parent shall authorize or permit any of its officers, directors, agents, representatives, or advisors to (a) solicit, initiate or encourage or take any action to facilitate the submission of inquiries, proposals or offers from any person relating to any matter concerning any merger, consolidation, business combination, recapitalization or similar transaction involving Company or Parent, respectively, other than the transaction contemplated by this Agreement or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or delay the Merger or which would or could be expected to dilute the benefits to the LLC of the transactions contemplated hereby. Company or Parent will immediately cease and cause to be terminated any existing activities, discussions and negotiations with any parties conducted heretofore with respect to any of the foregoing.

IX. TERMINATION, AMENDMENT AND WAIVER

9.01 Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Date of the Merger:

(a) by mutual written consent of Parent and the LLC;

(b) by either Parent or the LLC if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

(c) by either Parent or the LLC if the Merger shall not have been consummated on or before November 30, 2007 (other than as a result of the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Date of the Merger);

(d) by Parent, if a material adverse change shall have occurred relative to the LLC;

(e) by Parent, if the LLC willfully fails to perform in any material respect any of its material obligations under this Agreement; or

(f) by the LLC, if Parent willfully fails to perform in any material respect any of their respective obligations under this Agreement; and

(g) by the LLC if the due diligence investigation by the LLC if the parent is not satisfactory to the LLC.

9.02 Effect of Termination. In the event of termination of this Agreement by either the LLC or Parent as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or the LLC, other than the provisions of Section 8.02 (a) and this Section 9.02. Nothing contained in this Section shall relieve any party for any breach of the representations, warranties, covenants or agreements set forth in this Agreement.

9.03 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

9.04 Extension; Waiver. Subject to Section 8.01 (c) at any time prior to the Effective Date of the Merger, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

9.05 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 9.01, an amendment of this Agreement pursuant to Section 9.03 or an extension or waiver of this Agreement pursuant to Section 9.04 shall, in order to be effective, require in the case of Parent, or the LLC, action by the Corporation's Board of Directors or in the event of the LLC action by its managing member.

9.06 Return of Documents. In the event of termination of this Agreement for any reason, Parent and Company will return to the other party all of the other party's documents, work papers, and other materials (including copies) relating to the transactions contemplated in this Agreement, whether obtained before or after execution of this Agreement. Parent and Company will not use any information so obtained from the other party for any purpose and will take all reasonable steps to have such other party's information kept confidential.

X. INDEMNIFICATION AND RELATED MATTERS

10.01 Survival of Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Date of the Merger until the Settlement Date.

10.02 Indemnification.

(a) Irrespective of any due diligence investigation conducted by Company with regard the transactions contemplated hereby, the Parent shall indemnify and hold the LLC and each of Managers and Unit Holders (the "LLC Representatives") harmless from and against any and all liabilities, obligations, damages, losses, deficiencies, costs, penalties, interest and expenses (collectively, "Losses") arising out of, based upon, attributable to or resulting from any and all Losses incurred or suffered by the LLC or any of the LLC representatives resulting from or arising out of any breach of a representation, warranty or covenant made by Parent as set forth herein.

(b) The LLC shall indemnify and hold the Parent and each of its officers and directors (the "Parent Representatives") harmless from and against any and all liabilities, obligations, damages, losses, deficiencies, costs, penalties, interest and expenses (collectively, "Losses") arising out of, based upon, attributable to or resulting from any and all Losses incurred or suffered by the Parent or any of the Parent Representatives resulting from or arising out of any breach of a representation, warranty or covenant made by Company as set forth herein.

10.03 Notice of Indemnification. In the event any proceeding shall be threatened or instituted or any claim or demand shall be asserted in respect of which payment may be sought by the Parent or any Parent Representative or by the LLC or any Company Representative, against the other, as the case may be (each an "Indemnitee"), under the provisions of this Article XI (an "Indemnity Claim"), the Indemnitee shall promptly cause written notice of the assertion of any such Claim of which it has knowledge which is covered by this indemnity to be forwarded to the Parent Representative, who shall be Mark DeStefano, or the LLC Representative, who shall be Ilia Lekach, as the case may be, and the Escrow Agent. Any notice of an Indemnity Claim by reason of any of the representations, warranties or covenants contained in this Agreement shall state specifically the representation, warranty or covenant with respect to which the Indemnity Claim is made, the facts giving rise to an alleged basis for the Claim, and the amount of the liability asserted against the Indemnitor by reason of the Indemnity Claim. Within ten (10) days of the receipt of such written notice, the Parent Representative or the LLC, as the case may be, shall notify the Indemnitee in writing of its intent to contest the indemnification obligation (a "Contest") or to accept liability hereunder.

If the Parent Representative or the LLC, as the case may be, accepts liability, the Parent Representative, or the LLC, as the case may be, will deliver a Notice to Escrow Agent that there is a determination of liability under Section
10.03 and the Escrow Agent shall be instructed to adjust the Parent Escrow Deposit or the Merger Consideration Escrow Deposit, as the case may be, further to the Escrow Agreement. If the Parent Representative or the LLC, as the case may be, does not respond within ten (10) days of the request of such written notice to such written notice, the Parent Representative or the LLC, as the case may be, will be deemed to accept liability as it relates to the Parent Escrow Deposit or the Merger Consideration Escrow Deposit, as the case may be. In such event, the Indemnitee will deliver a Notice to the Escrow Agent that there is a determination of liability to this Section 10.03 and the Escrow Agent shall be instructed to adjust the Parent Escrow Deposit or the Merger Consideration Escrow Deposit, as the case may be, further to the Escrow Agreement. In the event of a Contest, within ten (10) days of the receipt of the written notice thereof, the parties will select arbitrators and submit the dispute to binding arbitration in Nevada. The arbitrators shall be selected by the mutual agreement of the parties. If the parties cannot agree on the arbitrator, each may select one arbitrator and the two designated arbitrators shall select the third arbitrator. If the third arbitrator cannot be agreed upon, the Federal District Court for Nevada shall select the third arbitrator. A decision by the individual arbitrator or a majority decision by the three arbitrators shall be final and binding upon the parties. Such arbitration shall follow the rules of the American Arbitration Association and must be resolved by the arbitrators within thirty (30) days after the matter is submitted to arbitration. If the arbitration is ruled favorably for Parent so that there is a determination of a Loss, the Indemnitee will deliver a Notice to Escrow Agent that there is a determination of liability pursuant to this Section 10.03 and the Escrow Agent shall be instructed to adjust the Parent Escrow Deposit or the Merger Consideration Escrow Deposit, as the case may be, further to the Escrow Agreement.


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XI. GENERAL PROVISIONS

11.01 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by facsimile, electronic mail, or overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or Dissolving Corporation, to:

Basic Services, Inc.
9604 Royal Lamb Drive
Las Vegas, Nevada  89145
Attn:  Mark DeStefano, President

with a copy to:

Law Offices of Thomas C. Cook
500 North Rainbow Boulevard
Suite 300
Las Vegas, NV 89107
Fax:  (702) 221-1963

(b) if to the LLC, to:

LQD Adrenalina, LLC
20855 NE 16 Ave. Suite #C-16
Miami, Florida 33179
Attn: Ilia Lekach, CEO
Fax: 305-770-4489

with a copy to:

Hamilton, Lehrer & Dargan, P.A.
101 Plaza Real South, Suite 201
Boca Raton, FL 33432
Attn: Brenda Lee Hamilton, Esq.

11.02 Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

11.03 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any person other than the parties any rights or remedies.

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11.04 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts executed and performed in such State, without giving effect to conflicts of laws principles. All controversies, claims and matters of difference arising between the parties under this Agreement shall be submitted to binding arbitration in Clark County, Nevada under the Commercial Arbitration Rules of the American Arbitration Association ("the AAA") from time to time in force (to the extent not in conflict with the provisions set forth herein). This agreement to arbitrate shall be specifically enforceable under applicable law in any court of competent jurisdiction. Notice of the demand for arbitration shall be filed in writing with the other parties to this Agreement and with the AAA. Once the arbitral tribunal has been constituted in full, a hearing shall be held and an aware rendered as soon as practicable. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen, and the parties are not making progress
toward a resolution.   In no event shall it be made after the date when
institution of legal or equitable proceedings based on such claim, dispute or other matter would be barred by the applicable contractual or other statutes of limitations. The parties shall have reasonable discovery rights as determined by the arbitration. The award rendered by the arbitrators shall be final and judgment may be entered in accordance with applicable law and in any court having jurisdiction thereof. The decision of the arbitrators shall be rendered in writing and shall state the manner in which the fees and expenses of the arbitrators shall be borne.

11.05 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

11.06 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

11.07 Counterparts. This Agreement may be executed in one or more identical counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more such counterparts shall have been executed by each of the parties and delivered to the other parties.





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IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute this Agreement as of the date first above written.

BASIC SERVICES, INC.

  /s/  Mark DeStefano         10/26/2007
----------------------------------------
Name:  Mark DeStefano          Date
Title: President


Adrenalina (Subsidiary of Basic Services)


  /s/  Mark DeStefano        10/26/2007
-----------------------------------------
Name:  Mark DeStefano         Date
Title:  President


LQD Adrenalina, LLC


    /s/ Jeffrey Geller       10/26/2007
-----------------------------------------
Name:   Jeffrey Geller       Date



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